Exhibit 99.1

First Quarter Report

March 31, 2012

June 11, 2012

Dear Shareholder:

At Uwharrie Capital Corp, we are pleased to report to our shareholders and friends that your Company continues to perform well with strong liquidity, capital and vision. Our first quarter results reflect the resolve of your Boards of Directors and your management to remain focused on conventional ideals of doing the right thing, building financial strength, delivering quality products and developing meaningful relationships. Net income for the period ending March 31, 2012 was $700 thousand compared to $209 thousand for the same period 2011. Net income available to shareholders, which takes into consideration the payment of dividends on preferred stock issued by the Company, was $539 thousand as of March 31, 2012, compared to $48 thousand as of March 31, 2011.

While these results have made for a very strong first quarter, much better than what has become “normal” in the banking industry, the economic challenges facing our communities and our neighbors have not passed yet. Economic conditions continue to negatively impact bank lending and there is little bank loan demand in the United States today. This is certainly true for the Carolinas as well. Assets were $519 million for the period ending March 31, 2012, a decrease of 1.8% from the same period last year with net loans held decreasing to $350 million, down 5.4%.

Being diversified in our business model has helped us to outperform our peers throughout this recession. Our mortgage business has been exceptionally strong, aided by the low interest rate environment, generating $809 thousand during the first quarter of 2012, compared to $383 thousand for the same period 2011. Our Wealth Management area continues to see an increase of new customers transferring their relationships due to referrals from satisfied customers, our valued shareholders and our board members.

Your Company continues to lead the way with new products and services. In the past decade, there have been two major changes in technology that have forever altered how banking business is conducted. As you might recall, we were on the forefront in implementing Remote Deposit Capture in 2005 and Mobile Banking in 2010. Now, there is a third…Mobile Deposit Capture. Our customers can use their Smartphone to take pictures of checks they want to deposit and submit the deposit in seconds. Even though we are not a huge company, we are a leader in technology and we know that the introduction of these and other services will continue to give us a competitive advantage.

By attracting new relationships and enhancing the ones we have, we will continue to create sustainable jobs and opportunities in our communities, improve the value of your investment with our Company and improve the overall quality of life for ourselves, our neighbors and our region. We thank you for your continued support and we remain committed to focusing on our shareholders’ and our communities’ best interest, as we move forward through these challenging times. We believe in community banking and the future of serving the needs of our neighbors and friends and together, we are making a difference.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick

Roger L. Dick

President and Chief Executive Officer

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands except share and per share data)	March 31, 2012	March 31, 2011

Assets
Cash and due from banks	$7,800	$7,231
Interest-earning deposits with banks	24,199	29,519
Investment securities available for sale	84,549	79,548
Loans held for sale	2,023	1,017
Loans held for investment	356,456	378,463
Less: Allowance for loan losses	6,774	9,030

Net loans held for investment	349,682	369,433

Interest receivable	1,827	1,940
Premises and equipment, net	15,045	14,608
Restricted stock	3,289	4,060
Bank-owned life insurance	6,230	6,026
Goodwill	987	987
Other real estate owned	9,499	2,103
Prepaid assets	1,369	1,933
Other assets	12,086	9,802

Total assets	$518,585	$528,207

Liabilities
Deposits:
Demand, noninterest-bearing	$66,135	$58,220
Interest checking and money market accounts	185,992	178,371
Savings accounts	40,879	39,560
Time deposits, $100,000 and over	56,147	59,993
Other time deposits	84,947	94,230

Total deposits	434,100	430,374

Interest payable	289	330
Short-term borrowed funds	16,132	26,570
Long-term debt	19,181	25,118
Other liabilities	2,980	2,884

Total liabilities	472,682	485,276

Shareholders’ Equity
Preferred stock, no par value: 10,000,000 shares authorized;
10,000 shares of series A issued and outstanding	10,000	10,000
500 shares of series B issued and outstanding	500	500
Discount on preferred stock	(175)	(275)
Common stock, $1.25 par value: 20,000,000 shares authorized; issued and outstanding or in process of issuance 7,593,929 and 7,593,929 shares, respectively. Book value per share $4.69 in 2012 and $4.31 in 2011	9,492	9,492
Additional paid-in capital	13,999	14,035
Unearned ESOP compensation	(750)	(672)
Undivided profits	10,918	10,172
Accumulated other comprehensive income (loss)	1,919	(321)

Total shareholders’ equity	45,903	42,931

Total liabilities and shareholders’ equity	$518,585	$528,207

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income

	Three Months Ended March 31,
(Amounts in thousands except share and per share data)	2012	2011

Interest Income
Interest and fees on loans	$5,207	$5,342
Interest on investment securities	427	597
Interest-earning deposits with banks and federal funds sold	32	7

Total interest income	5,666	5,946

Interest Expense
Interest paid on deposits	682	899
Interest on borrowed funds	316	379

Total interest expense	998	1,278

Net Interest Income	4,668	4,668
Provision for loan losses	340	1,369

Net interest income after provision for loan losses	4,328	3,299

Noninterest Income
Service charges on deposit accounts	432	444
Other service fees and commissions	730	857
Gain (loss) on sale of securities	—	576
Gain on sale of other assets	271	—
Income from mortgage loan sales	809	383
Other income	120	117

Total noninterest income	2,362	2,377

Noninterest Expense
Salaries and employee benefits	3,106	3,045
Occupancy expense	285	301
Equipment expense	188	206
Data processing	211	209
Other operating expenses	1,976	1,678

Total noninterest expense	5,766	5,439

Income before income taxes	924	237
Provision for income taxes	224	28

Net Income	$700	$209

Net Income	$700	$209
Dividends - preferred stock	(161)	(161)

Net income available to common shareholders	$539	$48

Net Income Per Common Share
Basic	$0.07	$0.01
Assuming dilution	$0.07	$0.01
Weighted Average Common Shares Outstanding
Basic	7,431,116	7,478,231
Assuming dilution	7,431,116	7,478,231